UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2014

ZOGENIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34962	20-5300780
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12400 High Bluff Drive, Suite 650, San Diego, CA		92130
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 259-1165

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 8, 2014 Zogenix, Inc. (the “Company”) and Mallinckrodt LLC (“Mallinckrodt”) entered into a termination and amendment agreement (the “Amendment”), effective as of January 31, 2014, which amends the Co-Promotion Agreement dated June 6, 2012, by and between the Company and Mallinckrodt (the “Agreement”). Under the Agreement, Mallinckrodt and the Company have collaborated on the promotion of Sumavel DosePro to prescribers in the United States.

Under the Amendment, the Agreement will terminate and Mallinckrodt’s co-promotion will end effective as of January 31, 2014. The Company will be required to make a one-time tail payment to Mallinckrodt, calculated as a fixed percentage of net sales from the Mallinckrodt targeted prescriber audience during the 12 month period ending on January 31, 2015.

* * *

The foregoing summary of the material terms of the Amendment does not purport to be complete and is qualified in its entirety by a reference to the Amendment, a copy of which will be filed with the Securities and Exchange Commission with the Company’s Quarterly Report on Form 10-Q for the period ending on March 31, 2014.

Item 1.02 Termination of a Material Definitive Agreement.

The Company and Mallinckrodt agreed to terminate the Agreement effective as of January 31, 2014 pursuant to the Amendment. The other information called for by this item is contained in Item 1.01 above, which is incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOGENIX, INC.

Date: January 9, 2014	By:	/s/ Ann D. Rhoads
Name: Ann D. Rhoads
Title: Executive Vice President, Chief Financial Officer, Treasurer and Secretary